Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement File Nos. 333-127610 and 333-149031 on Form S-3, No. 333-105877 on Form S-4 and Nos. 33-50282, 33-59083, 33-59623, 33-67918, 33-75846, 333-04875, 333-06533, 333-25923, 333-50461, 333-81337, 333-87243, 333-88506, 333-90247, 333-46284, 333-55666, 333-100027, 333-117769, 333-118050, 333-123306, 333-130547 and 333-151569 on Form S-8 of our reports dated February 10, 2010, relating to the consolidated financial statements and financial statement schedule of UnitedHealth Group Incorporated and the effectiveness of UnitedHealth Group Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of UnitedHealth Group Incorporated for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN

February 10, 2010